Exhibit 10.1

EXECUTION VERSION

AMENDMENT AGREEMENT

This Amendment Agreement (the “Agreement”) is entered into as of December 21, 2011 (the “Effective Date”) by and between Gevo, Inc. a Delaware corporation (the “Company”), and Pat Gruber, an individual (the “Employee”). Capitalized terms used but not defined herein shall have the meaning assigned to them in the Employment Agreement (as defined below).

RECITALS

WHEREAS, the Company and the Employee previously entered into an Employment Agreement, dated as of June 4, 2010 (the “Employment Agreement”), pursuant to which, among other things, the Employee agreed to render certain specified services to the Company during the Term;

WHEREAS, the Company and the Employee previously entered into a (a) Stock Option Agreement, dated as of July 1, 2008 (the “2008 Grant Agreement”), pursuant to which the Company granted the Employee an option to purchase 323,959 shares of the Company’s common stock at an exercise price equal to $1.16 per share, (b) Stock Option Agreement, dated as of November 16, 2009 (the “2009 Grant Agreement”), pursuant to which the Company granted the Employee an option to purchase 242,790 shares of the Company’s common stock at an exercise price equal to $2.70 per share, and (c) Stock Option Agreement, dated as of June 3, 2010 (the “2010 Grant Agreement” and, together with the 2008 Grant Agreement and the 2009 Grant Agreement, the “Grant Agreements”), pursuant to which the Company granted the Employee an option to purchase 105,000 shares of the Company’s common stock at an exercise price equal to $10.07 per share;

WHEREAS, a substantial portion of the options to purchase shares of the Company’s common stock granted to the Employee pursuant to the Grant Agreements (collectively, the “Options”) are fully vested and remain outstanding and exercisable;

WHEREAS, the Company desires to amend the Employment Agreement and the Grant Agreements in order to better retain the Employee and align the compensation of the Employee with the strategic objectives of the Company, including, without limitation, by eliminating the requirement that the Company grant the Employee a minimum annual equity award and by unvesting all outstanding Options and revesting such Options over a period of three years from the Effective Date; and

WHEREAS, the Employee has agreed to such amendments, on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. Cash Consideration. In consideration for the amendment to the Employment Agreement set forth in Section 2 of this Agreement and the amendments to the Grant Agreements set forth in Section 3 of this Agreement, the Company shall pay the Employee the cash consideration set forth below.

1.

EXECUTION VERSION

1.1 Cash Award. The Company shall pay the Employee a cash award in an aggregate amount equal to $1,500,000, payable as follows:

(a) $500,000 shall be paid to the Employee within thirty (30) days following the Effective Date;

(b) $500,000 shall be paid to the Employee at the end of the first calendar quarter following the Effective Date; and

(c) $500,000 shall be paid to the Employee at the end of the second calendar quarter following the Effective Date, subject, in each case, to the Employee’s continued employment with the Company through the relevant payment date.

1.2 Incentive Award. Upon the consummation of an equity or debt financing transaction, or series of transactions, resulting in aggregate gross proceeds to the Company of at least $50 million (a “Qualified Financing”), so long as Employee is then still employed by the Company, the Company shall pay to the Employee an additional cash award amount equal to $1,500,000 (the “Incentive Award”). The Incentive Award, if earned, shall be paid to the Employee within thirty (30) days after the consummation of the Qualified Financing. The Board of Directors of the Company (the “Board”) shall in good faith, in its sole discretion, determine whether an equity or debt financing transaction, or series of transactions, shall constitute a Qualified Financing for purposes of this Section 1.2. In the event the Company consummates an equity or debt financing transaction, or series of transactions, resulting in aggregate gross proceeds to the Company of less than $50 million, the Board may, in its sole discretion, award the Employee a portion of the Incentive Award. Likewise, if the Company consummates a Qualified Financing resulting in aggregate gross proceeds to the Company of more than $50 million, the Board may, in its sole discretion, increase the amount of the Incentive Award.

2. Amendment to Employment Agreement. Section 3.3 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“3.3 Stock Awards and Related Incentive Plans. During each calendar year of the Term, the Company may grant the Executive stock awards for shares of the Company’s common stock, which such awards may consist of restricted stock, stock options, and/or other equity-related awards, in such amounts and on such terms (including performance-based terms) as the Board (or designated committee therefore), in its sole discretion, deems appropriate. The annual aggregate target value of such stock awards shall be equal to $850,000. In addition to the foregoing, the Executive shall be eligible to participate in the Company’s existing incentive programs and any additional or successor incentive plan or plans. Any grants made to the Executive pursuant to such plans shall provide for an expiration date consistent with the provisions of such plans; provided, however, that in no event shall any award remain exercisable beyond its stated expiration date.”

2.

EXECUTION VERSION

3. Modification of Certain Vesting Terms.

3.1 Reversal of Time-Based Vesting. All Options granted pursuant to the Grant Agreements shall be unvested and shall cease to be exercisable. Such Options shall hereafter vest (and become exercisable) in accordance with the relevant Grant Agreement and the Employment Agreement, in each case, as amended pursuant to this Agreement.

3.2 Amendment to Grant Agreements. The first two sentences of Section 4.1 of each of the Grant Agreements are hereby amended and restated to read in their entirety as follows:

“4.1 Ordinary Vesting Schedule. For so long (and only so long) as Optionee continuously provides Services, one-third (1/3) of the Shares subject to the Option shall vest on December 21, 2012, and 1/36 of the Shares subject to the Option shall vest on a monthly basis thereafter (i.e., on each monthly anniversary of December 21, 2012). Therefore, subject to such continued employment and to the terms of the Plan, and absent an event resulting in acceleration under Section 4.2, the Option shall be fully exercisable and all of the underlying Shares vested on December 21, 2014.”

4. Withholding. The Company shall have the right to deduct or withhold from any payments made pursuant to this Agreement any and all amounts it is required to deduct or withhold and any and all amounts the Employee agrees it may deduct or withhold (e.g., for federal income and employee social security taxes and all state or local income taxes now applicable or that may be enacted and become applicable during the Term).

5. Effective Date. This Agreement shall become effective as of the Effective Date specified above. Except as modified by this Agreement, the Employment Agreement and the Grant Agreements shall remain in full force and effect in accordance with their respective terms. In the event of a conflict or inconsistency between this Agreement and the Employment Agreement or any of the Grant Agreement, the provisions of this Agreement shall govern.

6. Amendment. By executing this Agreement below, each of the Company and the Employee certifies that this Agreement has been executed and delivered in compliance with the terms of Section 9.1 of the Employment Agreement and Section 14 of each of the Grant Agreements.

7. Assignment. This Agreement is binding upon the parties hereto and their respective successors, assigns, heirs and personal representatives. Except as otherwise provided herein, neither of the parties hereto may make any assignment of this Agreement, or any interest herein, without the prior written consent of the other party, except that, without such consent, this Agreement shall be assigned to any corporation or entity which shall succeed to the business presently being operated by Company, by operation of law or otherwise, including by dissolution, merger, consolidation, transfer of assets, or otherwise.

8. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Colorado, without giving effect to the principles of conflict of laws thereof.

3.

EXECUTION VERSION

9. Arbitration. Any controversy or claim arising out of, or related to, this Agreement, or the breach thereof, shall be settled by binding arbitration in Denver, Colorado, in accordance with the employment arbitration rules then in effect of the American Arbitration Association including the right to discovery, and the arbitrator’s decision shall be binding and final, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. Each party hereto shall pay its or their own expenses incident to the negotiation, preparation and resolution of any controversy or claim arising out of, or related to, this Agreement, or the breach thereof; provided, however, the Company shall pay and be solely responsible for any attorneys’ fees and expenses and court or arbitration costs incurred by the Employee as a result of a claim brought by either the Employee or the Company alleging that the other party breached or otherwise failed to perform this Agreement or any provision hereof to be performed by the other party if the Employee prevails in the contest in whole or in part.

10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original and both of which, when taken together, shall constitute one agreement. Facsimile signatures shall be as effective as original signatures.

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4.

EXECUTION VERSION

The parties hereto have caused this Agreement to be executed and delivered as of the day and year first written above.

EMPLOYEE

Pat Gruber

COMPANY:

GEVO, INC.

By:	Shai Weiss

Name:

Title:	Chairman of the Board

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